UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 18, 2006

Trinity Industries, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-6903	75-0225040
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2525 Stemmons Freeway, Dallas, Texas		75207-2401
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	214-631-4420

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 18, 2006, Trinity Industries, Inc. (the "Company"), Trinity Industries Leasing Company ("TILC") and Trinity Rail Leasing V L.P., ("TRL-V") entered into a Note Purchase Agreement dated as of May 18, 2006 with Credit Suisse Securities (USA) LLC (the "Note Purchase Agreement"). The Note Purchase Agreement provides for the issuance and sale of an aggregate principal amount of $355,000,000 of TRL-V’s Secured Railcar Equipment Notes, Series 2006 1A (the "Notes") to Credit Suisse Securities (USA) LLC and the other purchasers named therein (the "Purchasers"). The Purchasers are expected to resell the Notes pursuant to Rule 144A of the Securities Act of 1933 and Regulation S thereunder. The Notes will be secured by (among other things) approximately 6,068 railcars and operating leases thereon acquired and owned by TRL-V. The Notes will also be secured by a financial guaranty insurance policy expected to be issued by Ambac Assurance Corporation (the "Ambac Policy"). The Note Purchase Agreement contains customary representations, warranties, covenants and closing conditions for a transaction of this type. The Note Purchase Agreement also contains customary provisions pursuant to which the Company, TILC and TRL-V agree to hold harmless and indemnify the Purchasers against damages under certain circumstances, which are customary for a transaction of this type.

The issuance and sale of the Notes are part of an asset backed securitization, which, subject to satisfaction of a variety of customary conditions precedent, including conditions applicable to issuance of the Ambac Policy, is scheduled to close on or about May 24, 2006. The Company can give no assurance that the transaction will close on that date or at all.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinity Industries, Inc.

May 24, 2006	By:	William A. McWhirter, II

Name: William A. McWhirter, II
Title: Senior Vice President and Chief Financial Officer